Archer Daniels Midland Company 4666 Faries Parkway Decatur, Il 62526
        News Release
FOR IMMEDIATE RELEASE	July 30, 2007

ARCHER DANIELS MIDLAND REPORTS THIRD QUARTER RESULTS

Decatur, IL — July 30, 2007 — Archer Daniels Midland (NYSE: ADM)

►
Net earnings for the year ended June 30, 2007 increased 65 % to a record $ 2.162 billion - $ 3.30 per share from $ 1.312 billion - $ 2.00 per share. Net earnings for the year ended June 30, 2007 includes after tax gains on asset sales of $665 million.

►	Segment operating profit for the year increased 53 % to a record $ 3.161 billion from $ 2.061 billion last year on improved results from all operating segments.

“ADM delivered its third consecutive year of record earnings,” said Chairman and CEO Patricia A. Woertz.  “Credit goes to the people of ADM, who delivered strong results in all our major business segments and beat both our return and cost targets.”

“We are building out the long term potential of this company.  Our realignment and sale of assets are on target.  Our strategic capital projects are all on schedule, and we see adequate global crops to meet all needs.  We remain very confident in our strategic direction.”

►
Net earnings for the quarter increased $ 545 million to $ 955 million - $ 1.47 per share from $ 410 million - $ .62 per share last year. Net earnings for the quarter ended June 30, 2007 includes after tax gains on asset sales of $ 616 million.

►	Segment operating profit for the quarter increased $ 515 million to $ 1.152 billion from $ 637 million last year.
•
Oilseeds Processing operating profit increased principally due to a gain on the exchange of the Company’s interests in certain Chinese joint ventures for shares in Wilmar International Ltd., the largest agricultural processing business in Asia.

•	Corn Processing operating profit declined due primarily to lower ethanol sales volumes and higher net corn costs.
•	Agricultural Services operating profit increased principally due to a gain realized upon the sale of the Company’s Agricore United investment.
•	Other segment operating profit increased primarily due to improved Financial results.

►Financial Highlights
(Amounts in thousands, except per share data and percentages)
	THREE MONTHS ENDED			TWELVE MONTHS ENDED
	6/30/07	6/30/06	% CHANGE	6/30/07	6/30/06	% CHANGE
Net sales and other operating income	$12,214,198	$9,547,336	28%	$44,018,309	$36,596,111	20%
Segment operating profit	$1,152,491	$637,286	81%	$3,160,596	$2,061,191	53%
Net earnings	$954,764	$410,259	133%	$2,161,668	$1,312,070	65%
Earnings per share	$1.47	$.62	137%	$3.30	$2.00	65%
Average number of shares outstanding	647,709	658,750	(2)%	655,609	656,287	-

Archer Daniels Midland Company

►Discussion of Operations
Net earnings for the year ended June 30, 2007 were $ 2.162 billion, or $ 3.30 per share, compared to $1.312 billion, or $ 2.00 per share, last year. Net earnings for the quarter ended  June 30, 2007 were $ 955 million, or $ 1.47 per share, compared to $ 410 million, or $ .62 per share, last year.

Net earnings for the year ended June 30, 2007 include gains on asset sales of $ 1.043 billion ($ 665 million after tax), asset impairment charges of $ 21 million ($ 13 million after tax), LIFO charges of $ 207 million ($129 million after tax) and a charge on debt repurchase of $ 46 million ($ 29 million after tax). Net earnings for the year ended June 30, 2006 include gains on asset sales of $ 62 million ($ 39 million after tax), asset impairment and retirement obligation charges of $ 101 million ($ 81 million after tax), LIFO income of $ 12 million ($ 8 million after tax), Brazilian transactional tax credits of $ 46 million ($ 30 million after tax) and a $ 36 million tax credit related to adjustment of state and federal income taxes.

Net earnings for the quarter ended June 30, 2007 include gains on asset sales of $ 967 million ($ 616 million after tax), asset impairment charges of $ 19 million ($ 12 million after tax), LIFO inventory charges of $ 60 million ($38 million after tax) and a charge on debt repurchase of $ 46 million ($ 29 million after tax). Net earnings for the quarter ended June 30, 2006 include gains on asset sales of $ 28 million ($18 million after tax), asset impairment and retirement obligation charges of $ 59 million ($ 37 million after tax), LIFO charges of $ 1 million ($ 1 million after tax), and Brazilian transactional tax credits of $ 27 million ($ 17 million after tax).

Segment operating profit increased $ 515 million to $ 1.2 billion for the quarter and increased $ 1.1 billion to a record $ 3.2 billion for the year.

Oilseeds Processing operating profit of $ 587 million for the quarter and $ 1.1 billion for the year included a $440 million gain upon the exchange of the Company’s interests in certain Chinese joint ventures for shares in Wilmar International, Ltd., the largest agriculture processing business in Asia. Excluding this gain, Oilseeds Processing operating profit for the quarter decreased $ 48 million to $ 147 million, from last year’s record quarter of $ 195 million. The decline was due principally to a decline in European rapeseed and biodiesel margins and the inclusion in 2006 results of $ 27 million in Brazilian transactional tax credits. Excluding the gain, Oilseeds Processing operating profits for the year increased $ 79 million to a record $ 677 million. The increase was primarily due to improved worldwide soybean crush margins, partially offset by lower softseed and biodiesel processing margins in Europe.

Corn Processing operating results declined $ 45 million to $ 241 million for the quarter from $ 286 million last year. The decline was due principally to higher net corn costs and lower ethanol sales volumes. For the year, operating results increased $ 242 million to a record $ 1.1 billion from $ 877 million last year. The increase was due principally to the higher average selling prices of sweetener and ethanol products partially offset by higher net corn costs.

Agricultural Services operating results of $ 241 million for the quarter included a gain of $ 153 million resulting from the sale of the Company’s interest in Agricore United. Excluding this gain, Agricultural Services results increased $ 5 million to $ 88 million for the quarter. The increase is due primarily to improved global merchandising and handling results partially offset by lower transportation results. For the year, excluding the gain, Agricultural Services results increased $ 87 million to a record $ 362 million from $ 275 million last year. The increase reflects improved global merchandising, handling and transportation operating results.

Other segment operating results increased $ 10 million to $ 83 million for the quarter principally due to improved Financial operating results. For the year, Other segment operating profit increased $ 99 million to $ 409 million from $ 310 million last year. The increase was due principally to a gain of $ 53 million realized upon the sale of the Company’s Arkady food ingredient business and to improved Financial operating results.

Archer Daniels Midland Company

Significant components of Corporate results are as follows:

	Three months ended		Twelve months ended
	June 30,		June 30,
	2007	2006	2007	2006
	(in millions)

LIFO income (charge)	$(60)	$(1)	$(207)	$12
Investment income (expense)	26	(1)	78	(24)
Charge on debt repurchase	(46)	-	(46)	-
Gain on security transactions	363	-	374	29
Brazilian transactional tax credit	-	-	-	19
Corporate costs	(41)	(57)	(211)	(235)
Other	-	4	5	(7)
Total Corporate	$242	$(55)	$(7)	$(206)

Conference Call Information
Archer Daniels Midland will host a conference call and audio Web cast at 8:00 a.m. Central Daylight Time (CDT) on Monday, July 30, 2007 to discuss financial results and provide a Company update.  In addition, a financial summary slide presentation will be available to download approximately 60 minutes prior to the start of the call.  To listen to the call and download the slide presentation via the Internet go to: www.admworld.com\webcast.  To listen by phone, dial 866-277-1181 or 617-597-5358; the access code is 44694376.  Digital replay of the call will be available beginning on July 30, 2007 at 10:00 a.m. CDT and ending on August 6, 2007.  To access this replay, dial 888-286-8010 or 617-801-6888; the access code is: 90120095.

Archer Daniels Midland Company (ADM) is the world leader in BioEnergy and has a premier position in the agricultural processing value chain.  ADM is one of the world’s largest processors of soybeans, corn, wheat and cocoa.  ADM is a leading manufacturer of biodiesel, ethanol, soybean oil and meal, corn sweeteners, flour and other value-added food and feed ingredients.  Headquartered in Decatur, Illinois, ADM has over 26,000 employees, more than 240 processing plants and net sales for the fiscal year ended June 30, 2007 of $44 billion.  Additional information can be found on ADM’s Web site at http://www.admworld.com/

###

Contacts:
Victoria Podesta	Dwight Grimestad
Vice President - Corporate Communications	Vice President - Investor Relations
217/424-5413	217/424-4586

(Financial Tables Follow)

ARCHER DANIELS MIDLAND COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
(unauadited)
	Three months ended		Twelve months ended
	June 30,		June 30,
	2007	2006	2007	2006
	(in thousands, except per share amounts)

Net sales and other operating income	$12,214,198	$9,547,336	$44,018,309	$36,596,111
Cost of products sold	11,496,457	8,718,433	40,781,160	33,630,297
Gross profit	717,741	828,903	3,237,149	2,965,814
Selling, general and administrative expenses	293,081	296,541	1,195,164	1,192,683
Other (income) expense – net	(969,126)	(49,489)	(1,111,985)	(82,119)
Earnings before income taxes	1,393,786	581,851	3,153,970	1,855,250
Income taxes	439,022	171,592	992,302	543,180
Net earnings	$954,764	$410,259	$2,161,668	$1,312,070
Diluted earnings per common share	$1.47	$.62	$3.30	$2.00
Average number of shares outstanding	647,709	658,750	655,609	656,287

Other (income) expense – net consists of:
Interest expense	$110,385	$101,836	$433,974	$365,180
Investment income	(65,101)	(57,940)	(256,784)	(204,083)
Charge on debt repurchase	46,478	–	46,478	4,067
Net gain on marketable securities	(369,594)	(11,851)	(393,838)	(39,803)
(Gain) loss on sales and exchanges of businesses	(597,726)	(109)	(649,245)	12,158
Equity in earnings of unconsolidated affiliates	(86,031)	(60,735)	(293,607)	(174,339)
Other – net	(7,537)	(20,690)	1,037	(45,299)
	$(969,126)	$(49,489)	$(1,111,985)	$(82,119)

Operating profit (loss) by segment is as follows:
Oilseeds Processing (1) (2) (4)	$587,177	$194,673	$1,117,343	$598,415
Corn Processing
Sweeteners and Starches (2)	99,248	111,915	484,985	431,662
Bioproducts (2) (7)	142,070	173,961	634,102	445,696
Total Corn Processing	241,318	285,876	1,119,087	877,358
Agricultural Services (1) (2)	240,833	83,253	515,508	275,469
Other
Food, Feed and Industrial (2) (5)	25,055	20,228	213,761	159,123
Financial (6) (7)	58,108	53,256	194,897	150,826
Total Other	83,163	73,484	408,658	309,949
Total segment operating profit	1,152,491	637,286	3,160,596	2,061,191
Corporate (3) (4) (6) (7)	241,295	(55,435)	(6,626)	(205,941)
Earnings before income taxes	$1,393,786	$581,851	$3,153,970	$1,855,250

(Footnotes to Financial Table Follows

(1)	Fiscal 2007 fourth quarter and twelve month results include gains on asset sales of $ 440 million (Oilseeds Processing) and $ 158 million (Agricultural Services).
(2)
Fiscal 2007 fourth quarter results include a charge for abandonment and write downs of long-lived assets of: Oilseeds Processing ($ 5 million), Corn Processing - Bioproducts ($ 1 million), and Other – Food, Feed and Industrial ($ 13 million).  Fiscal 2007 twelve months results include a charge for abandonment and write downs of long-lived assets of: Oilseeds Processing ($ 5 million), Corn Processing – Bioproducts ($ 1 million), and Other – Food, Feed and Industrial      ($ 15 million).  Fiscal 2006 fourth quarter results include a charge for abandonment and write downs of long-lived assets and a charge for asset retirement obligations of: Oilseeds Processing ($ 16 million), Corn Processing - Sweeteners and Starches ($ 5 million), Corn Processing – Bioproducts ($ 7 million), Agricultural Services ($ 1 million), Other – Food, Feed and Industrial ($ 30 million). Fiscal 2006 twelve months results include a charge for abandonment and write downs of long-lived assets and a charge for asset retirement obligations of: Oilseeds Processing ($ 20 million), Corn Processing – Sweeteners and Starches ($ 5 million), Corn Processing – Bioproducts ($ 7 million), Agricultural Services ($ 1 million), Other – Food, Feed and Industrial ($ 62 million).

(3)
Fiscal 2007 fourth quarter results include a LIFO charge of $ 60 million.  Fiscal 2007 twelve month results include a LIFO charge of $ 207 million.  Fiscal 2006 fourth quarter results include a LIFO charge of $ 1 million. Fiscal 2006 twelve month results include LIFO income of $ 12 million.

(4)	Fiscal 2006 includes Brazilian transactional tax credits of: Oilseeds Processing ($ 27 million for the quarter and twelve months) and Corporate ($ 19 million for the twelve months).
(5)
Fiscal 2007 twelve month results include a gain of $ 53 million upon the sale of the Company’s Arkady food ingredient business.  Fiscal 2006 fourth quarter and twelve month results include a $ 17 million gain from sale of long-lived assets. Fiscal 2006 twelve month results include a charge of $ 16 million related to exiting the European animal feed business.

(6)
Fiscal 2006 includes gains on securities sales for the quarter of: Financial ($ 12 million). Fiscal 2006 twelve month results include gains on securities sales of: Financial ($ 12 million) and Corporate ($ 28 million).

(7)
Fiscal 2007 includes gains on securities sales of $ 363 million (Corporate) and $7 million (Financial) for the quarter and    $ 374 million (Corporate) and $20 million (Financial) for the twelve months.  Fiscal 2006 twelve months results include a charge of $6 million related to the closure of a citric acid plant.

ARCHER DANIELS MIDLAND COMPANY
SUMMARY OF FINANCIAL CONDITION
(unaudited)

	June 30, 2007	June 30, 2006
	(in thousands)

NET INVESTMENT IN
Working capital	$7,787,012	$6,290,697
Property, plant and equipment	6,009,849	5,293,032
Investments in and advances to affiliates	2,498,133	1,985,662
Long-term marketable securities	656,603	1,110,177
Other non-current assets	831,071	1,053,882
	$17,782,668	$15,733,450

FINANCED BY
Short-term debt	$467,915	$549,419
Long-term debt, including current maturities	4,816,863	4,130,091
Deferred liabilities	1,244,909	1,247,060
Shareholders' equity	11,252,981	9,806,880
	$17,782,668	$15,733,450

SUMMARY OF CASH FLOWS
(unaudited)
	Twelve Months Ended
	June 30,
	2007	2006
	(in thousands)
Operating activities
Net earnings	$2,161,668	$1,312,070
Depreciation	700,564	656,714
Asset abandonments	20,676	71,264
Other - net	(850,490)	(262,425)
Changes in operating assets and liabilities	(1,729,373)	(401,582)
Total Operating Activities	303,045	1,376,041
Investing Activities
Purchases of property, plant and equipment	(1,198,025)	(762,009)
Net assets of businesses acquired	(103,347)	(182,213)
Other investing activities	946,015	(124,319)
Total Investing Activities	(355,357)	(1,068,541)
Financing Activities
Long-term borrowings	1,165,778	643,544
Long-term debt payments	(548,994)	(265,988)
Net borrowings (payments) under lines of credit	109,844	104,548
Purchases of treasury stock	(532,866)	(1,585)
Cash dividends	(280,512)	(241,995)
Other - net	(91,324)	44,409
Total Financing Activities	(397,762)	282,933
Increase (decrease) in cash and cash equivalents	(450,074)	590,433
Cash and cash equivalents beginning of period	1,112,853	522,420
Cash and cash equivalents end of period	$662,779	$1,112,853